Exhibit 99.1

Oragenics Announces $3.0 Million Preferred Stock Private Placement

and $2.4 Million Loan

TAMPA, May 11, 2017— Oragenics, Inc. (NYSE MKT: OGEN), a clinical stage biotechnology company, today announced that it has entered into a securities purchase agreement with three accredited investors, to purchase up to $3.0 million of Series A convertible preferred stock at a price of $0.25 per share (the “Preferred Stock Financing”). Concurrently with the Preferred Stock Financing, the Company also entered into a Note Purchase Agreement with Intrexon Corporation (“Intrexon”) pursuant to which the Company issued a $2.4 million unsecured non-convertible promissory note to Intrexon (the “Intrexon Note”) and amended the first milestone in its oral mucositis Exclusive Channel Collaboration Agreement (“ECC”) with Intrexon.

Dr. Alan Joslyn, the Company’s Chief Executive Officer stated, “We are pleased with the financial commitment that our investors and Intrexon have shown to the Company’s technologies through these financings. The proceeds from the stock offering combined with the loan from Intrexon will enable us to continue advancing our promising biotherapeutic candidate AG013 toward the clinic for the treatment of oral mucositis.”

The Preferred Stock Private Placement

The sale of the Series A Preferred Stock will take place in two separate closings and at the first closing, which occurred on May 10, 2017, the Company received gross proceeds of approximately $1.302 million. Upon the successful completion of the second closing, the Company expects to receive the balance of the Preferred Stock Financing of $1.698 million. The shares of Series A Preferred Stock are convertible at any time into shares of the Company’s Common Stock, based on an initial fixed conversion price of $0.25 per share. In addition, the Company issued warrants to purchase an aggregate of 4,621,037 shares of Common Stock at the first closing and will be obligated to issue additional warrants to purchase an aggregate of 6,024,124 shares of Common Stock at the second closing. The Warrants have a term of seven years from the date of issuance, are non-exercisable until 6 months after issuance, and have an exercise price of $0.31 per share.

The second closing is contingent upon the Company receiving shareholder approval required by the NYSE MKT listing rules. The Company has entered into voting agreements with the Koski Family Limited Partnership and Intrexon Corporation, holders of a majority of our common stock, pursuant to which they have agreed to vote all of their shares of common stock for approval. Proceeds from the Preferred Stock Financing (including the exercise of any warrants for cash) will be used for general corporate purposes, including working capital.

The Intrexon Debt Financing and ECC Amendment

The Intrexon Note matures in two (2) years and has a simple interest rate of 12% per annum. Proceeds from the Intrexon Note will be used to fund the Company’s AG013 research and clinical trials. In addition to, and as part of the Intrexon Note, the Company and Intrexon agreed to amend the first milestone payment on the ECC from a $2.0 million payment upon first dosing of a patient to a $3.0 million payment upon the earlier of (a) dosing of the last patient, in a phase II clinical trial, and (b) the twenty four (24) month anniversary of the dosing of the first patient in the phase II clinical trial.

The Preferred Stock, Warrants and Note were offered and sold in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. The Preferred Stock, the Note, the Warrants and the Common Stock issuable upon the conversion of the Preferred Stock and the exercise of the Warrants have not been registered under the Securities Act and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Dawson James served as financial advisor to the Company.

About Oragenics, Inc.

We are focused on becoming a world leader in novel antibiotics against infectious disease and on developing effective treatments for oral mucositis. Oragenics, Inc. has established two exclusive worldwide channel collaborations with Intrexon Corporation, a synthetic biology company. The collaborations allow Oragenics access to Intrexon’s proprietary technologies toward the goal of accelerating the development of much needed new antibiotics that can work against resistant strains of bacteria and the development of biotherapeutics for oral mucositis and other diseases and conditions of the oral cavity, throat, and esophagus.

For more information about Oragenics, please visit www.oragenics.com.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect management’s current views with respect to future events and performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, our ability to consummate the second closing, our ability to raise capital in the future, our current need for financing to meet our operational needs and to be able to move our product candidates forward through pre-clinical and clinical development, our inability to obtain sufficient financing to conduct our business; any inability to obtain or delays in the Food and Drug Administration approval for future clinical studies and testing, the future success of our studies and testing and any inability to also achieve favorable results in human studies, our ability to successfully develop and commercialize products, the financial resources available to us to continue research and development, any inability to regain compliance with the NYSE MKT continued listing requirements and those other factors described in our filings with the U.S. Securities and Exchange Commission. Any responsibility to update forward-looking statements is expressly disclaimed.

Oragenics, Inc.

Corporate:

Michael Sullivan, 813-286-7900

Chief Financial Officer

msullivan@oragenics.com

or

Investor/Media Relations:

The Ruth Group

Tram Bui 646-536-7035

tbui@theruthgroup.com